ChampionX Corporation to Transfer Stock Exchange Listing to Nasdaq

Ticker symbol will remain “CHX”

THE WOODLANDS, Texas (December 21, 2020) -- ChampionX Corporation (NYSE: CHX) (the “Company” or “ChampionX”) today announced that it will voluntarily transfer its stock exchange listing to the Nasdaq Global Select Market from the New York Stock Exchange, effective December 31, 2020 after market close. ChampionX common stock is expected to begin trading as a Nasdaq-listed security on January 4, 2021. The Company will retain its current ticker symbol “CHX”.
“Nasdaq is home to many of the world’s most forward-thinking companies, and our stock exchange move aligns Nasdaq’s technology and ESG leadership with our focus on delivering technology with impact to help our customers sustainably unlock energy. The transition to Nasdaq provides us with greater cost-effectiveness and access to a suite of tools and services that will help us further improve the lives of our customers, employees, shareholders and communities,” commented Sivasankaran “Soma” Somasundaram, the Company’s President and Chief Executive Officer.
“ChampionX is a forward-thinking energy company. They share our belief that ESG and sustainability are critical to the long-term success of companies,” said Nasdaq Vice President J.R. Mastroianni.  “We are thrilled to welcome them to the Nasdaq family of the world’s most innovative companies as they continue to improve lives through their commitment to deliver globally sustainable operations.”

About ChampionX
ChampionX (formerly known as Apergy Corporation) is a global leader in chemistry solutions and highly engineered equipment and technologies that help companies drill for and produce oil and gas safely and efficiently around the world. ChampionX’s products provide efficient functioning throughout the lifecycle of a well with a focus on the production phase of wells.
To learn more about ChampionX, visit www.championX.com.

Investor Contact: Byron Pope
byron.pope@championx.com
281-602-0094

Media Contact: John Breed
john.breed@championx.com
281-403-5751

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